FOR IMMEDIATE RELEASE Contact: Joan Sterlacci eResearchTechnology, Inc. 908-203-6473	Matt Hayden Hayden Communications 858-704-5065

eResearchTechnology Announces Appointment

Of New Chief Executive Officer

Michael J. McKelvey Will Assume Duties June 23, 2006

PHILADELPHIA, PA June 12, 2006/PR Newswire/—eResearchTechnology, Inc. (eRT), (NASDAQ: ERES), a leading provider of centralized electrocardiographic (ECG) services and clinical data technology and services, today announced that it has appointed Michael J. McKelvey to the position of President and Chief Executive Officer effective June 23, 2006.

Since 2001, Dr. McKelvey has been employed by PAREXEL International, one of the largest biopharmaceutical outsourcing organizations in the world, where he has served as Corporate Senior Vice President, Clinical Research Services (CRS). He is responsible for the CRS Americas clinical operations in addition to being in charge of the worldwide data management and biostatistics and programming activities for CRS.

Prior to PAREXEL, Dr. McKelvey owned and operated his own firm, McKelvey, LLC, which provided strategic consulting for organizations on e-business strategy, product development, and marketing. He spent six years with the ICF Consulting as Executive Vice President and President--ICF Information Technology, Inc. In 1999, he participated in the management led buy-out of ICF Consulting from its then parent ICF Kaiser International. Dr. McKelvey was with DRI/McGraw Hill for 10 years in a variety of executive roles in the technology consulting and information management areas. He spent the first 10 years of his career with the U.S. Department of Commerce, where he served as Forecast Manager and Senior Economist in the Bureau of Economic Analysis. Dr. McKelvey holds a Ph.D. and M.A. from the Wharton School, University of Pennsylvania and an A.B. degree from Williams College.

“We are very pleased to have retained a President and CEO with the breadth of organizational and strategic corporate development that Mike brings to our company,” said Joel Morganroth, MD, eRT’s Chairman. “In addition, Mike’s depth of domain experience in providing services for our industry will enable him to rapidly impact eRT’s business model and take the company to new heights.”

McKelvey commented that, “eRT provides an excellent platform for growth and expansion of cardiac safety services for the drug development clinical research industry. I look forward to working closely with the eRT Board of Directors and their experienced senior management team to enhance value for the company’s clients, stockholders, employees and partners.”

Mr. McKelvey will succeed Joseph Esposito, who will remain at eRT in a limited transition role until September 11, 2006.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.